UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 25, 2004

COMSTOCK RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF NEVADA	000-16741	94-1667468

(State or other jurisdiction incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 Town And Country Boulevard
Suite 500
Frisco, Texas 75034
(Address of principal executive offices)

(972) 668-8800
(Registrant’s Telephone No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

     On August 25, 2004, Comstock Resources, Inc. (“Comstock”) announced that it has agreed to purchase substantially all of the assets of Ovation Energy, L. P. for $62.5 million, effective October 1, 2004. With the acquisition, Comstock will acquire producing properties in the East Texas, Arkoma, Anadarko and San Juan basins. Comstock estimates that the properties being acquired have proved reserves of approximately 42.7 billion cubic feet of gas equivalent. These reserves are 99% natural gas and approximately 66% are in the proved developed category. Future development costs related to the properties are estimated to be 41¢ per thousand cubic feet of natural gas equivalent. The properties being acquired include 161 active wells. Comstock will operate 69 of these wells. The properties are currently producing approximately 7 million cubic feet of natural gas equivalent per day. The transaction is expected to close on October 1, 2004.

     Comstock also announced that it has hedged a portion of its natural gas production in 2005 and 2006 related to this acquisition and to its recently announced expanded East Texas drilling program. The hedges related to the Ovation acquisition are comprised of costless collars covering a monthly volume of 256,000 MMBtus for 2005 and 2006. For 2005, the floor price (NYMEX basis) is $4.50 with a ceiling price (NYMEX basis) of $10.30. For 2006, the floor price (NYMEX basis) is $4.50 with a ceiling price (NYMEX basis) of $9.02. Comstock intends to incorporate the appropriate regional basis differentials once the acquisition has closed. The hedges related to the East Texas drilling program are comprised of costless collars for a monthly volume of 200,000 MMBtus for 2005 and 2006. The floor and ceiling prices for these hedges settle against the first of the month Houston Ship Channel (“HSC”) Index price. For 2005, the floor price (HSC basis) is $4.50 with a ceiling price of $10.00 (HSC basis). For 2006, the floor price (HSC basis) is $4.50 with a ceiling price (HSC basis) of $8.25 (HSC basis).

Item 9.01. Financial Statements and Exhibits

     (c) Exhibits

          99.1 Press Release dated August 25, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMSTOCK RESOURCES, INC.

Dated: August 27, 2004	By:	/s/ M. Jay Allison

M. Jay Allison
President and Chief Executive Officer

EXHIBIT INDEX

Item Number	Description
99.1	Press Release dated August 25, 2004.

4